Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amylin Pharmaceuticals, Inc. Amended and Restated 2001 Employee Stock Purchase Plan, of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

August 2, 2007